 Press Release

Specialty Pharma Industry Veteran Charles Gregory Vontz Joins BioPharmX Board of Directors

MENLO PARK, Calif., Jan. 23, 2017 – The Board of Directors of BioPharmX Corporation (NYSE MKT: BPMX), a specialty pharmaceutical company focusing on dermatology, today announced the appointment of Charles “Greg” Vontz as an independent director, effective as of Jan. 17.  Vontz’s appointment expands the board to four directors, three of whom are independent.

“Greg brings 30 years of experience within the dermatology, biotechnology and pharmaceutical industries and will provide a valuable industry perspective to our board of directors,” said Anja Krammer, president.  “We are fortunate to have him join our board and look forward to benefitting from his expertise and counsel.”

Vontz most recently served as president and CEO of Topica Pharmaceuticals, which developed luliconazole for fungal infections of the skin, a product acquired by Medicis Pharmaceutical Corporation. Earlier, he was president and chief operating officer of Connetics Corporation, a public specialty pharmaceutical company, focusing on dermatology.  Connetics was acquired by Stiefel Pharmaceuticals in late 2006.

Before joining Connetics, Vontz spent 12 years at Genentech in various senior marketing and product development roles.  He got his start in the pharmaceutical industry with Merck, Sharp and Dohme where he worked from 1985-1987 in sales and sales management.

"I am pleased to join BioPharmX's board at this important time in the company's evolution," said Greg Vontz. "I understand the dermatology community’s great need for topical drug treatments and BioPharmX is well positioned with its innovative new-product technology in topical drug delivery. I look forward to working with the management team to achieve the company’s goals.”

Vontz is also a member of the board of directors for SinuSys Corporation.  He is a graduate of the University of Florida and received a Masters in Business Administration from the Haas School of Business at the University of California at Berkeley.

About BioPharmX® Corporation

BioPharmX Corporation (NYSE MKT: BPMX) is a Silicon Valley-based specialty pharmaceutical company, which seeks to provide products through proprietary platform technologies for prescription, over-the-counter (OTC), and supplement applications in the health and wellness markets, including dermatology and women's health. BioPharmX and Violet are registered trademarks of BioPharmX, Inc. To learn more about BioPharmX, visit www.BioPharmX.com.

For further information:

Media Contact

Nina Brauer, nbrauer@biopharmx.com (650) 889-5030

Investor Relations

investors@biopharmx.com